Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation  by reference in Registration Statement No. 333‑215505 on Form S‑3 and No. 333‑205188 on Form S‑8 of our report dated March 13, 2017, relating to the consolidated financial statements of Gener8 Maritime, Inc. and subsidiaries appearing in this Annual Report on Form 10‑K of Gener8 Maritime, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2017